Exhibit 10.1

Amendment to Stock Option Award Agreements

WHEREAS, AptarGroup, Inc. (the “Company”) has entered into option award agreements under its equity incentive plans for employees and non-employee directors (collectively, the “Stock Incentive Plans”) which evidence stock option awards granted on or after July 15, 2005 (the “Stock Option Agreements”);

WHEREAS, the Stock Option Agreements provide that the options granted thereunder expire ten years from the grant date specified in the Stock Option Agreements;

WHEREAS, the Compensation Committee of the Board of Directors (the “Committee”) desires to protect holders of options from a scenario in which they inadvertently fail to exercise in-the-money options prior to the Expiration Date specified in the applicable Stock Option Agreement;

WHEREAS, the Company desires to amend the Stock Option Agreements to implement such protection in favor of holders of options; and

WHEREAS, terms not otherwise defined herein shall have the meanings ascribed to them in the Stock Incentive Plans or Stock Option Agreements, as applicable;

NOW, THEREFORE, the Stock Option Agreements hereby are amended by adding a new provision at the end of Section 2 as follows:

Automatic Exercise.  Notwithstanding the foregoing, if the Market Value (as defined in the Stock Incentive Plans) of a share of Common Stock on the Expiration Date of the option, as specified in the Stock Option Agreement, exceeds the option price per share of the option, then to the extent the option has not theretofore been exercised, expired or otherwise terminated, the Company shall cause the option to be automatically exercised immediately prior to its termination on the Expiration Date, and to provide for the full option price therefor to be satisfied by withholding whole shares of Common Stock that would otherwise be delivered to the optionee having an aggregate Market Value, determined as of the date of exercise, equal to the amount necessary to satisfy such option price and to provide for any withholding taxes thereon (as described in the Stock Incentive Plans and the Stock Option Agreements) to be satisfied by selling such number of shares of Common Stock subject to the award as is necessary to make a cash payment to the Company in an amount equal to any withholding taxes thereon (as described in the Stock Incentive Plans and the Stock Option Agreements), such sale to be effected on the Employee’s behalf through a broker (and other procedures) designated by the Company (with such broker selecting the trade date and the selling price).  Shares of Common Stock to be withheld may not have an aggregate Market Value in excess of the amount determined by applying the minimum statutory withholding rate.  Any fraction of a share of Common Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the holder. This Section is intended to constitute a written plan pursuant to Rule 10b5-1(c) under the Securities Exchange Act of 1934.  To the extent applicable, the optionee shall take actions necessary to ensure that any such sales shall comply with Rule 144 under the Securities Act of 1933.

In all other respects, the Stock Option Agreements shall remain in full force and effect in accordance with their terms.

Adopted by the Committee on July 15, 2015.